EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:	James River Coal Company
Elizabeth M. Cook
Director of Investor Relations
(804) 780-3000

JAMES RIVER COAL COMPANY ANNOUNCES PRICING OF $275 MILLION OF SENIOR NOTES AND
EXERCISE OF OVER-ALLOTMENT OPTION ON CONVERTIBLE SENIOR NOTES

Richmond, Virginia, March 25, 2011 – James River Coal Company (NASDAQ: JRCC) (“James River”) announced today that it priced an offering of $275 million aggregate principal amount of 7.875% senior notes due 2019 (the “Senior Notes”) to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons in compliance with Regulation S under the Securities Act.

The Senior Notes will be issued by a wholly-owned subsidiary of James River, but James River expects to assume all obligations of such entity with respect to the Senior Notes upon the closing of its previously announced acquisition of International Resource Partners LP (“IRP”).  When assumed by James River from its subsidiary, the Senior Notes will be general unsecured obligations of James River and will be guaranteed by all the subsidiaries of James River.  The Senior Notes will be redeemed, however, if the IRP acquisition is abandoned or is not consummated on or prior to June 1, 2011.

James River intends to use the net proceeds of the offering of the Senior Notes to pay a portion of the purchase price and other costs and expenses related to the IRP acquisition and to repurchase its existing 9.375% senior notes due 2012 (the “Existing Senior Notes”) that are validly tendered and not validly withdrawn pursuant to the tender offer for all such Existing Senior Notes that was commenced by James River on March 22, 2011, and any remaining proceeds for general corporate purposes, which may include acquiring or investing in business or other assets or repayment of outstanding debt.  If the IRP acquisition is not consummated, James River will redeem the Senior Notes as discussed above.

James River also announced today that the initial purchasers exercised the over-allotment option granted in connection with the concurrent offering of its $200 million aggregate principal amount of 3.125% convertible senior notes due 2018 (the “Convertible Notes”) to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. As a result, the initial purchasers will purchase an additional $30 million aggregate principal amount of the Convertible Notes, and the total net proceeds to the Company in the offering will be approximately $223.1 million (after payment of the initial purchaser discount, but excluding estimated offering expenses).

This press release is neither an offer to sell nor the solicitation of an offer to buy the Senior Notes or any other securities.  The Senior Notes have not been registered under the Securities Act or any applicable state securities laws and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements.

James River Coal Company mines, processes and sells bituminous steam and industrial-grade coal primarily to electric utility companies and industrial customers.  The Company’s mining operations are managed through six operating subsidiaries located throughout eastern Kentucky and in southern Indiana.

FORWARD-LOOKING STATEMENTS:  Certain statements in this press release and other written or oral statements made by or on behalf of us are "forward-looking statements" within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Forward looking statements include, without limitation, statements regarding future contract mine production, costs market improvements, and industry demand.  These forward-looking statements are subject to a number of risks and uncertainties. These risks and uncertainties include, but are not limited to, the following: a change in the demand for coal by electric utility customers, as well as the perceived benefits of alternative sources of energy; the loss of one or more of our largest customers; inability to secure new coal supply agreements or to extend existing coal supply agreements at market prices; our dependency on one railroad for transportation of a large percentage of our products; failure to exploit additional coal reserves; the risk that reserve estimates and pension and post-retirement benefit liabilities are inaccurate; failure to diversify our operations; increased capital expenditures; encountering difficult mining conditions; inherent complexities associated with mining in Central Appalachia including special dangers and risks of underground mining; increased costs of complying with mine health and safety regulations; bottlenecks or other difficulties in transporting coal to our customers; delays in the development of new mining projects; increased costs of raw materials; the effects of litigation, regulation, permits and competition; lack of availability of financing sources; our compliance with debt covenants; the risk that we are unable to successfully integrate acquired assets into our business; and the other risks detailed in our reports filed with the Securities and Exchange Commission (SEC). Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.